Exhibit 10.1

AMENDMENT NO. 1 TO

SPECIAL COMPENSATION AND EMPLOYMENT AGREEMENT

DATED MAY 1, 2002

BETWEEN LAURENCE JAY KORN AND PROTEIN DESIGN LABS, INC.

This Amendment (the “Amendment”) to the Special Compensation and Continued Employment Agreement (the “Agreement”) is made effective as of March 26, 2004 (the “Effective Date”) by and between Laurence Jay Korn, Ph.D. (“Dr. Korn”) and Protein Design Labs, Inc. (the “Company”).

WHEREAS, Dr. Korn has been nominated as a candidate for re-election to the Company’s Board of Directors (the “Board”) at the next Annual Meeting of Stockholders, scheduled to be held on June 30, 2004;  and

WHEREAS, Dr. Korn has agreed to resign as Chairman of the Company effective immediately following the 2004 Annual Meeting .

NOW, THEREFORE, the parties agree as follows:

1.  Resignation as Employee and Officer.  As used in this Amendment, the term “2004 Annual Meeting” shall mean the next Annual Meeting of Stockholders of the Company (currently scheduled to be held June 30, 2004) at which Dr. Korn is nominated as a candidate for re-election to the Company’s Board by the Company (and provided that the number of nominees by the Company does not exceed the number of directors being elected at that meeting), which nomination is presented to the Company’s Stockholders in the Company’s Proxy Statement, and which nomination of Dr. Korn is not withdrawn by the Company.  Immediately following the adjournment of the 2004 Annual Meeting, Dr. Korn will resign as Chairman and as an employee of the Company (the “Resignation”).   Effective as of such Resignation, Dr. Korn will cease to be an ex officio member of all Board committees.  From the Effective Date until such Resignation, Dr. Korn will wind down from his current level of activity and transition to the appropriate Company employee(s) the activities outlined in Paragraph 2(a) through (d) of the Agreement.  The winding down of activities contemplated by this Amendment shall not constitute “Good Reason” under the Agreement.  Dr. Korn’s salary and benefits under the Agreement will continue through the date of Resignation.

2.  Compensation and Benefits Upon Resignation.

(a)  Salary and Vacation Pay.  On the date of Resignation, Dr. Korn shall deliver to the Company a signed general release in the form attached as Exhibit “A” (the “Release”).  Promptly following the seven (7) day period within which Dr. Korn may revoke the Release (as provided in Section 5 of the Release), the Company shall pay to Dr. Korn by Company check  the amount of $515,000.00, less applicable withholding taxes. On the date of Resignation, the Company shall pay to Dr. Korn by Company check an amount equal to his accrued but unused vacation time, calculated in accordance with Company policy, less applicable withholding taxes.  Upon his Resignation, Dr. Korn shall be entitled only to the compensation provided for in this Amendment and not the benefits described in Section 6 of the Agreement.

(b)  Stock Option Vesting.  Automatically upon delivery of the Release, and without any further action being required by the Company, Dr. Korn shall become vested in an additional 12 months of unvested stock options previously granted to him under the Company’s 1991 and 1999 Stock Option Plans (the “Plans”).  All of Dr. Korn’s options under the Plans shall continue to vest in accordance with their terms so long as he continuously serves as a member of the Board, despite the termination of his employment, and shall not terminate until the earlier of (i) three months after termination of service as a member of the Board or (ii) the expiration of the ten-year term of each option.

(c)  Employee Fringe Benefits.  Subject to delivery of the Release, Dr. Korn will continue to receive all employee fringe benefits identified in Paragraph 3(c) of the Agreement for 1 year from the date of Resignation, to the extent such fringe benefits can be made generally available to directors or former employees of the Company pursuant to the terms of the applicable fringe benefit or policy.  In addition, upon the date of Resignation, Dr. Korn shall immediately become a participant in the Company’s retiree medical insurance plan, subject to the terms and conditions of such plan, whether or not he delivers the Release.

(d)  Office Space.  The Company will continue to provide Dr. Korn with the office space at 545 Middlefield Road, Suite 175, Menlo Park, California 94025 (the “Facility”) without charge until February 28, 2005.  Dr. Korn will give 30 days’ written notice to the Company if he decides to vacate the Facility before February 28, 2005.   Dr. Korn may retain, without charge, furniture owned by the Company and currently in, or on order for, Dr. Korn’s office and his executive assistant’s office.  Office equipment (including, copier, fax, personal computer) and furniture currently in the conference room in the Facility may be used by Dr. Korn without charge until February 28, 2005, and thereafter shall be returned to the Company.  Furniture on order for the conference room in the Facility shall be delivered to the Company’s facilities in Fremont and retained by the Company.  To the extent required by law, the Company may report amounts equal to monthly rent of the Facility at current fair market value and the fair market value of any equipment and furniture transferred or leased to Dr. Korn as ordinary income to Dr. Korn, on Form 1099, and/or any other reports required by law.

3.  Termination of Specific Terms of the Agreement; Survival of Remaining Terms.

(a)          the following provisions in the Agreement shall terminate as of the Effective Date:

Section 2(a)-(d)

Section 3(d), paragraph two; sentence two

(b)         the following provisions in the Agreement shall terminate immediately following the 2004 Annual Meeting:

Section 1

Section 2(e)

Section 3(a)

Section 3(c), last sentence

Section 3(d), paragraph one, sentences one, two and three

Section 3(d), paragraph two, first sentence

Section 6, except paragraph five, final sentence

Section 8

(c) the following provision in the Agreement shall terminate one year after the date of Resignation:

Section 3(c), third sentence

Except as specifically amended or terminated hereby, all terms of the Agreement which, by their terms, survive the termination of his employment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment effective as of the date set forth above.

PROTEIN DESIGN LABS, INC.		LAURENCE JAY KORN, Ph.D.

By:	/s/ Mark McDade	/s/ Laurence Jay Korn
Mark McDade
Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In exchange for the termination benefits described in the Special Compensation and Employment Agreement dated May 1, 2002, as amended (the “Agreement”), between me and Protein Design Labs, Inc. (the “Company”), I hereby agree as set forth below:

1.               I and my successors and assigns release the Company, its parents, subsidiaries and affiliated entities, and each of their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which I now have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I am signing this General Release of Claims (the “Release”), including, but not limited to, any claims that are based upon or arise out of my employment with the Company or the termination of that employment, and any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law or statute.

2.               I acknowledge that I have read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I waive any rights that I have or may have under section 1542 to the full extent that I may lawfully waive such rights pertaining to this Release, and I affirm that I am releasing all known and unknown claims that I have or may have against the parties listed above.

3.               I agree that I will not, for a period of 5 years, directly or indirectly solicit any of the Company’s employees (other than Jeanne Mager), contractors, vendors, strategic partners or customers to terminate their employment, contractor, vendor, strategic partner, or customer relationships with the Company.

4.               I agree that I will not, at any time, make any critical or disparaging statements to any person or entity regarding the Company, or any of its directors, employees, products, and/or services, except to the extent that such statements are necessary to respond truthfully to a subpoena or other compulsory legal process.

5.               This Release cannot be modified or amended except by a supplemental written agreement signed by an authorized representative of the Company and me.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE.  I FURTHER UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER THIS RELEASE, THAT I MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER I SIGN IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  I ACKNOWLEDGE THAT I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN THE AGREEMENT.

Dated:	, 2004
Laurence Jay Korn, Ph.D.